Montaup Electric Company

                       Capitalization at              Adjusted for Maximum
                       June 30, 1995                  Short-Term Debt Request

                        $       % w/o   % w            $      % w/o     % w
                     Millions   STD     STD        Millions    STD      STD

Long-term Debt        $172.0    47.0%   46.2%      $172.0     47.0%    44.5%

Preferred Stock          1.5     0.4%    0.4%         1.5      0.4%     0.4%

Common Equity          192.8    52.6%   51.8%       192.8     52.6%    49.9%

    Sub-total         $366.3                       $366.3

Short-term Debt          6.1             1.6%        20.0               5.2%

Total Capitalization  $372.4   100.0%  100.0%      $386.3    100.0%   100.0%